EXHIBIT 99.1

Company Contact:	Investor Relations Contact:	Media Relations Contact:
Senesco Technologies, Inc.	FD	FD
Joel Brooks	Brian Ritchie	Irma Gomez-Dib
Chief Financial Officer	brian.ritchie@fd.com	irma.gomez-dib@fd.com
jbrooks@senesco.com	(212) 850-5600	(212) 850-5600
(732) 296-8400

SENESCO TECHNOLOGIES ENTERS INTO AGREEMENTS FOR ADDITIONAL $700,000 IN FINANCING

NEW BRUNSWICK, N.J. (July 30, 2009)—Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE Amex: SNT) today announced that, on July 29, 2009, the Company entered into definitive purchase agreements with certain members of Senesco’s Board of Directors and certain accredited investors, including Cato Holding Company, which is the venture capital affiliate of Cato Research Ltd., a global contract research and development organization currently assisting Senesco with its SNS-101 development program with the emphasis on initiating a Phase I clinical trial for multiple myeloma.

Pursuant to the respective purchase agreements, Senesco will issue and sell (i) up to 783,332 shares of its common stock (the “Shares”) at a price of $0.90 per share, (ii) warrants to purchase an aggregate of up to 705,000 shares of common stock, which warrants are exercisable immediately at an exercise price of $0.01 per share (the “Series A Warrants”) and (iii) warrants to purchase an aggregate of up to 714,794 shares of common stock, which warrants are exercisable 6 months from the date of issuance at an exercise price of $0.60 per share (the “Series B Warrants”).  In connection with the private placement, the Company anticipates that it will receive aggregate proceeds, excluding costs and expenses, in the amount of $530,000.  In addition, Cato Holding Company has agreed to cancel $175,000 of the Company’s indebtedness to Cato Research, Ltd., bringing the proceeds of the offering, excluding costs and expenses, to approximately $705,000.

The closing of the foregoing transactions is contingent upon Senesco receiving stockholder approval for certain aspects of the transactions as well as other customary closing conditions.  There are no registration rights associated with the securities to be issued and sold in the private placement and no placement agent was used in connection with the private placement.

Senesco primarily intends to utilize the net proceeds of these transactions to further advance its multiple myeloma research and development program with the goal of initiating a Phase I clinical trial.

“We are excited by the potential of SNS-101 as a novel treatment alternative for multiple myeloma,” said Allen Cato, MD, PhD, CEO of Cato Research. “Our recent investment reflects our confidence in the Company’s regulatory and development plans. We look forward to significant progress in the months ahead.”

“We are gratified by the confidence expressed in us by our CRO, the Board members and accredited investors involved in this transaction,” commented Joel Brooks, Chief Financial Officer.  “This funding, along with the $1 million in financing secured several weeks ago, enables us to continue moving forward efficiently with our goal of filing an Investigational New Drug Application and initiating a Phase I clinical trial for SNS-01.”

Important Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The shares of common stock have been sold pursuant to an exemption from state and federal securities laws.

In connection with the private placement, the Company will prepare a proxy statement for the Company’s stockholders to be filed with the Securities and Exchange Commission (the “SEC”). The proxy statement will contain information about the Company, the private placement and related matters.  STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT  INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT APPROVING AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

In addition to receiving the proxy statement from the Company by mail, shareholders will be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov ) or, without charge, from the Company’s website at www.senesco.com or by directing such request to Senesco Technologies, Inc.  303 George St., Suite 420, New Brunswick, New Jersey 08901 Attention: Joel Brooks.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies.  Information concerning the Company and its directors and executive officers is set forth in the Company’s proxy statement and Annual Report on Form 10-K previously filed with the SEC.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases. Senesco takes its name from the scientific term for the aging of plant cells: senescence. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to consummate this financing as well as additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the SEC. As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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